UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 1, 2012

Soupman, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-53943	61-1638630
(Commission File Number)	(IRS Employer Identification No.)

1110 South Avenue, Suite 100
Staten Island, NY 10314
(Address of principal executive offices and zip code)

(212)  768-7687
    (Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 1, 2012, we entered into an amendment (“Amendment”) to that certain Forbearance Agreement, dated May 20, 2011, with Penny Fern Hart (“Forbearance Agreement”) relating to approximately $1,500,000 in principal amount of secured debt guaranteed by our subsidiary The Original Soupman, Inc. (“TOSI”). The Amendment provides that: (i) all prior defaults by us under the Forbearance Agreement are waived; (ii) the forbearance period is extended until August 31, 2013 (“Forbearance Termination Date”); and (iii) payments of interest only in respect of Ms. Hart’s debt will commence on November 1, 2012. In consideration of this forbearance, we issued Ms. Hart 550,000 restricted shares of our common stock which may not be assigned, sold or pledged for a period of six (6) months. In addition, we agreed that if this debt is not repaid in full to Ms. Hart by the August 31, 2013Forbearance Termination Date, we will issue to her, as a default penalty, an amount of shares of common stock equal to 1.5% of the then issued and outstanding shares.

The foregoing description of the Amendment is qualified in its entirety by reference to the provisions of such Amendment, which is filed as Exhibit 10.1 to this Current Report, and is incorporated herein by reference

Item 3.02	Unregistered Sales of Equity Securities.

The offer and issuance of the 550,000 shares of restricted stock to Ms. Hart were not registered under the Securities Act of 1933 at the time of issuance, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For this issuance, we intend to rely on the exemption from federal registration under Section 4(2) of the Securities Act, based on our belief that the offer and sale of such shares does not involve a public offering as Ms. Hart is an “accredited investor” as defined under Section 501 promulgated under the Securities Act and no general solicitation has been involved in the offering

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

  (a)-(c)     Not applicable.

  (d)           Exhibits.

Exhibit No.         Description

10.1                      Amendment to Forbearance Agreement, dated August 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2012	SOUPMAN, INC.

By: /s/ Arnold Casale
Name: Arnold Casale Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.            Description

10.1                        Amendment to Forbearance Agreement, dated August 1, 2012